EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)



                                     (UNAUDITED)
                                   THREE MONTHS      FISCAL YEAR      FISCAL YEAR     FISCAL YEAR     FISCAL YEAR     FISCAL YEAR
                                       ENDED            ENDED          ENDED            ENDED           ENDED           ENDED
                                  SEPTEMBER 26, 1997  JUNE 30, 1997  JUNE 30, 1996    JUNE 30, 1995   JUNE 30, 1994   JUNE 30, 1993
                                  ------------------  -------------    -------------    -------------   ------------  --------------

Earnings before taxes on income        $  267,138    $1,013,690       $ 834,926         $388,082        $642,799         $614,398
                                -----------------  ------------   -------------    -------------   -------------    -------------

Add:  Fixed Charges

        Interest                          816,915     2,551,364       1,981,171        1,678,515       1,023,866          710,086

        Interest factor in rents            7,231        26,516          25,672           24,594          21,772           20,084
                                -----------------  ------------   -------------    -------------   -------------    -------------

  Total fixed charges                     824,146     2,577,880       2,006,843        1,703,109       1,045,638          730,170
                                -----------------  ------------   --------------   --------------  ---------------  ---------------

Earnings before fixed charges
  and taxes on income             $     1,091,284  $  3,591,570  $    2,841,769   $    2,091,191 $     1,688,437  $     1,344,568
                                =================  ============   ==============   ==============  ===============  ===============

Ratio of earnings to fixed
  charges                                     1.3           1.4             1.4              1.2             1.6              1.8
                                        =========      ========        ========          =======          ======            =====


NYFS04...:\25\22625\0123\2041\TBLD227X.180
